Exhibit 99.1

PRESS RELEASE

SRI/SURGICAL EXPRESS, INC. REPORTS

SECOND QUARTER 2004 FINANCIAL RESULTS

TAMPA, FL— Monday, August 9, 2004 — SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC) reported results for the second quarter of fiscal 2004, ended June 30, 2004. Revenues for the 2004 second quarter increased 7% to $22.9 million compared to $21.4 million for the quarter ended June 30, 2003. Net income for the 2004 second quarter increased to $201,000 compared to a net loss of $118,000 for the 2003 second quarter. Gross profit for the 2004 second quarter increased 9% to $5.9 million or 25.6% of revenues compared to $5.4 million or 25.1% of revenues for the 2003 second quarter. Earnings per share for the 2004 second quarter were $0.03 per basic and diluted share, compared to a loss per share of $0.02 per basic and diluted share for the 2003 second quarter.

SRI experienced positive cash flow during the first six months of 2004, allowing it to pay down its revolving credit facility by $2.1 million to $4.9 million as of June 30, 2004, compared to $7.0 million as of December 31, 2003.

SRI CEO Joseph A. Largey stated, “Overall, we were pleased with the second quarter results. Despite intense competitive pricing pressure on our core products, total sales revenue increased 7% and gross profit dollars increased by 9% for the period. Combined with effective cost control programs, this resulted in a significant improvement in operating income. Our plans are to continue to emphasize the new Accuset instrument program which helps hospital operating rooms improve quality, increase physician satisfaction, and lower cost.”

SRI/Surgical Express, Inc. provides hospitals with a daily delivery and retrieval service that furnishes reusable and disposable products and devices used in surgical procedures. The Company serves hospital customers in 21 states from 10 reprocessing facilities, one disposable products facility, and 5 distribution centers located throughout the United States.

The statements in this press release that are not historical, including statements regarding SRI’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI’s sales process and market acceptance of its products and services, SRI’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI does not undertake to update any forward-looking statements in this press release.

FOR FURTHER INFORMATION:	Charles L. Pope
SRI/Surgical Express, Inc.
(813) 891-9550 Ext. 3177

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues	$22,884	$21,406	$46,753	$42,866
Cost of revenues	17,019	16,041	34,907	31,677

Gross profit	5,865	5,365	11,846	11,189

Distribution expenses	1,497	1,461	3,119	2,996
Selling and administrative expenses	3,792	3,801	7,709	7,463

Income from operations	576	103	1,018	730

Interest expense, net	240	292	481	611

Income (loss) before income taxes	336	(189)	537	119

Income tax expense (benefit)	135	(71)	211	45

Net income (loss)	$201	$(118)	$326	$74

Earnings (loss) per share:
Basic	$0.03	$(0.02)	$0.05	$0.01

Diluted	$0.03	$(0.02)	$0.05	$0.01

Weighted average common shares outstanding:
Basic	6,263	6,266	6,263	6,267

Diluted	6,345	6,266	6,340	6,278

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	As of June 30, 2004	As of December 31, 2003
	(unaudited)	(1)

Cash and cash equivalents	$287	$627
Accounts receivable, net	10,743	10,416
Inventories, net	6,259	6,030
Reusable surgical products, net	21,275	22,035
Property, plant and equipment, net	37,095	38,539
Other assets	7,296	7,920

Total assets	$82,955	$85,567

Notes payable to bank	$4,900	$7,009
Accounts payable	5,671	6,921
Accrued expenses	3,410	2,726
Obligations under capital lease	4,582	4,515
Bonds payable	9,370	9,700
Deferred tax liability, net	2,384	2,384

Total liabilities	30,317	33,255

Shareholders’ equity	52,638	52,312

Total liabilities and shareholders’ equity	$82,955	$85,567

(1)	Derived from audited financial statements